Exhibit 4.5

AMENDED AND RESTATED CANADIAN GUARANTEE
dated as of January 31, 2019
among
MASONITE INTERNATIONAL CORPORATION
and
THE CANADIAN SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

AMENDED AND RESTATED CANADIAN GUARANTEE dated as of January 31, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time, this “Agreement”) among MASONITE INTERNATIONAL CORPORATION, a British Columbia corporation (the “Parent Borrower”) and the Canadian Subsidiary Guarantors (as defined below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the benefit of the Secured Parties referred to herein.
The Borrowers propose to enter into a second amended and restated credit agreement dated as of the date hereof (as amended, restated, amended and restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of the Parent Borrower or its Subsidiaries under such agreement or any successor agreement, the “Credit Agreement”; the terms defined therein which are not otherwise defined herein being used herein as therein defined) among the Parent Borrower, Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower”), Premdor Crosby Limited, a limited liability company incorporated in England and Wales with company number 03227274 (together with any U.K. Subsidiary that becomes a Borrower party to the Credit Agreement after the date hereof, individually and collectively, the “U.K. Borrower”), each other borrower from time to time party thereto (collectively with the Canadian Borrower, the Lead U.S. Borrower and the U.K. Borrower, the “Borrowers” and, individually, a “Borrower”), each guarantor from time to time party thereto, each lender from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer (together with its successor or successors in each such capacity, the “Administrative Agent” and an “L/C Issuer”) and others.
Masonite Inc. has amalgamated with and into the Parent Borrower with the Parent Borrower being the surviving entity in such amalgamation.
The Parent Borrower has executed and delivered to Administrative Agent the guarantee dated as of May 17, 2011 (as heretofore amended, supplemented or otherwise modified, the “Existing Guarantee”).
Certain Revolving Credit Lenders or their Affiliates at the time acting as Hedge Banks may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Contracts to the Loan Parties. In addition, certain Revolving Credit Lenders or their Affiliates at the time acting as Cash Management Banks may provide treasury management services to, for the benefit of, or otherwise in respect of, the Loan Parties (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements). The Revolving Credit Lenders, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to the Credit Agreement, Wells Fargo Bank, National Association, as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and each Related Party of any of the foregoing and their respective successors and assigns are herein referred to individually as a “Senior Credit Party” and collectively as the “Senior Credit Parties” and the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and their respective successors and assigns are herein referred to individually as a “Secured Party” and collectively, the “Secured Parties”.

To induce the Revolving Credit Lenders to enter into the Credit Agreement and the other Loan Documents, the Cash Management Banks to enter into Secured Cash Management Agreements and the Hedge Banks to enter into Secured Hedge Agreements permitted under the Credit Agreement (the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements being herein collectively referred to as the “Finance Documents”), and as a condition precedent to the obligations of the Revolving Credit Lenders under the Credit Agreement, the Parent Borrower and each Subsidiary of the Parent Borrower that is organized under the laws of Canada or any political subdivision thereof and that becomes a party hereto from time to time in accordance with Section 5.10 hereof (each a “Canadian Subsidiary Guarantor” and, collectively, the “Canadian Subsidiary Guarantors” and, together with the Parent Borrower, each a “Canadian Guarantor” and, collectively, the “Canadian Guarantors”) have agreed, jointly and severally, to provide a guarantee of all obligations of the Borrowers and the other Loan Parties under and in respect of the Finance Documents. As used herein, “Other Loan Parties” means, with respect to any Canadian Guarantor, any and all of the Loan Parties other than such Canadian Guarantor.
The Parent Borrower is the direct parent of the Lead U.S. Borrower and each of the Canadian Subsidiary Guarantors is a direct or indirect Canadian Subsidiary of the Parent Borrower. The Parent Borrower and the Canadian Subsidiary Guarantors will receive not insubstantial benefits from the Credit Agreement and the Revolving Credit Loans, Letters of Credit and other financial accommodations to be made, issued or entered into thereunder and from the other financial accommodations to be made under the other Finance Documents.
Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Existing Guarantee shall be and hereby is amended and restated as follows:
ARTICLE I
CANADIAN GUARANTEE
Section 1.01    The Canadian Guarantee.
To the fullest extent permitted by Law, each Canadian Guarantor unconditionally guarantees (and, to the extent party to the Existing Guarantee, hereby confirms, restates and continues the prior guarantees as set forth in the Existing Guarantee), jointly and severally with the other Canadian Guarantors, as a primary obligor and not merely as a surety: (x) the due and punctual payment of:
(i)    all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding of the type described in Section 8.01(f) or (g) of the Credit Agreement (each an “Insolvency or Liquidation Proceeding”), whether or not allowed or allowable as a claim in any such proceeding) on all Revolving Credit Loans and L/C Obligations incurred by any Other Loan Party as a Borrower under, or any Note issued by any Other Loan Party as a Borrower pursuant to, the Credit Agreement or any other Loan Document;

(ii)    all amounts now or hereafter payable by any Other Loan Party as a Guarantor pursuant to any Loan Document;
(iii)    all reasonable, documented, out-of-pocket fees and expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Other Loan Party (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such Other Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Credit Agreement or any other Loan Document;
(iv)    all reasonable, documented, out-of-pocket expenses of any Agent as to which one or more of them have a right to reimbursement by any Loan Party under Section 10.04(a) of the Credit Agreement or under any other similar provision of any Loan Document, including, without limitation, any and all sums advanced by any Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;
(v)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by any Loan Party under Section 10.04(b) of the Credit Agreement or under any other similar provision of any Loan Document;
(vi)    all other amounts now or hereafter payable by any Other Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to such Other Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of any Other Loan Party pursuant to any Loan Document;
(vii)    all Cash Management Obligations of a Loan Party owed or owing under any Secured Cash Management Agreement to a Cash Management Bank; and
(viii)    all Swap Obligations of a Loan Party permitted under the Credit Agreement owed or owing under any Secured Hedge Agreement to any Hedge Bank;
in each case together with all renewals, modifications, consolidations or extensions thereof and whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Secured Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof; and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Other Loan Party under or pursuant to the Finance Documents (all such monetary and other obligations referred to in clauses (x) and (y) above being herein collectively referred to as the “Guaranteed Obligations”).
The books and records of the Administrative Agent showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Canadian Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Canadian Guarantor hereunder with respect to Guaranteed Obligations owed by any Other Loan Party shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Canadian Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under any provisions of applicable Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Canadian Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Canadian Guarantor (i) in respect of intercompany indebtedness to any Other Loan Party or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Canadian Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Secured Parties and (ii) under any guarantee of Indebtedness subordinated in right of payment to the Guaranteed Obligations which guarantee contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Canadian Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Canadian Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Canadian Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Canadian Guarantor and any Other Loan Party and its Affiliates of obligations arising under guaranties by such parties (including the agreements in Article II of this Agreement). If any Canadian Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Canadian Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.
Section 1.02    Guarantee Absolute; Waiver by the Canadian Guarantors.
(a)    Waiver. Each Canadian Guarantor hereby waives, to the fullest extent permitted by Law, presentment to, demand of payment from and protest to the Other Loan Parties of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Canadian Guarantor further waives any right to require that resort be had by any Agent or any other Secured Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the any Agent or any other Secured Party in favor of any Loan Party or any other Person. All waivers contained in this Agreement shall be without prejudice to the right of the Administrative Agent to proceed against any Loan Party or any other Person, whether by separate action or by joinder.

(b)    Guarantee Absolute. Each Canadian Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Finance Documents to the fullest extent permitted by Law. The obligations of the Canadian Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or separate actions may be brought and prosecuted against each Canadian Guarantor to enforce this Agreement, irrespective of whether any action is brought against any Other Loan Party or whether any Other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guarantee of payment when due, and not of collection, by each Canadian Guarantor, jointly and severally with each other Canadian Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Canadian Guarantor hereunder are primary obligations concerning which each Canadian Guarantor is the principal obligor. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.
The obligations of each Canadian Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Canadian Guarantor may have at any time against any Other Loan Party, any Agent or other Secured Party or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Canadian Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other Canadian Loan Party to any Secured Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving any Other Canadian Loan Party.
Each Canadian Guarantor has irrevocably and unconditionally delivered this Agreement to the Administrative Agent, for the benefit of the Secured Parties, and the failure by any Other Loan Party or any other Person to sign this Agreement or a guarantee similar to this Agreement shall not discharge the obligations of any Canadian Guarantor hereunder. The irrevocable and unconditional liability of each Canadian Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that such Canadian Guarantor may now or hereafter have against any Other Loan Party or any other Person. This Agreement is and shall remain fully enforceable against each Canadian Guarantor irrespective of any defenses that any Other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Canadian Guarantor may assert the defense of final payment in full of the Guaranteed Obligations.
(c)    Guarantee Not Affected, Etc. Without limiting the generality of the foregoing, the obligations of each Canadian Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives any rights (including rights to notice), which such Canadian Guarantor might otherwise have as a result of or in connection with any of the following:

(i)    any extension, renewal, refinancing, settlement, adjustment, alteration, indulgence, forbearance, compromise, acceleration, increase, decrease, waiver or release in respect of any Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of Law or otherwise;
(ii)    any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement, or modification to, or waiver of any provision of, the Credit Agreement, the Notes, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;
(iii)    any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any Other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation;
(iv)    the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Other Loan Party; or any change, restructuring or termination of the corporate structure or existence of any Other Loan Party; or any sale, lease or transfer of any or all of the assets of any Other Loan Party; or any change in the shareholders, partners, or members of any Other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;
(v)    the existence of any claim, set-off or other right (other than a defense of payment or performance) which any Canadian Guarantor may have at any time against any Other Loan Party, any Agent, any other Secured Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against any Other Loan Party for any reason of the Credit Agreement, any Note, any other Finance Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any Other Loan Party of any Guaranteed Obligation, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, any Other Loan Party has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Other Loan Party, the creation, performance or repayment of the Guaranteed

Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;
(vii)    any failure by any Agent or any other Secured Party: (A) to assert, file or enforce a claim or demand or to exercise any right or remedy against any Other Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Other Loan Party of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Other Loan Party; (D) to disclose to any Other Loan Party any facts which such Agent or such other Secured Party may now or hereafter know with regard to any Other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any Collateral securing the Guaranteed Obligations;
(viii)    any direction as to application of payment by any Other Loan Party or any other Person;
(ix)    any subordination by any Secured Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Other Loan Party to its creditors;
(x)    any act or failure to act by the Administrative Agent or any other Secured Party under this Agreement or otherwise which may deprive any Canadian Guarantor of any right to subrogation, contribution or reimbursement against any Other Loan Party or any right to recover full indemnity for any payments made by such Canadian Guarantor in respect of the Guaranteed Obligations;
(xi)    any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any Letter of Credit, Collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
(xii)    the fact that all or any of the Guaranteed Obligations cease to exist by operation of Law, including by way of a discharge, limitation or tolling thereof under applicable Debtor Relief Laws;
(xiii)    any right that any Canadian Guarantor may now or hereafter have under the PPSA or otherwise to unimpaired Collateral;
(xiv)    any payment by any Other Loan Party to the Administrative Agent, any other Agent or any other Secured Party being held to constitute a preference under Title 11 of the United States Code or any similar federal, foreign, provincial, state or local Law, or for any reason any Agent or any other Secured Party being required to refund such payment or pay such amount to any Other Loan Party or any other Person;
(xv)    any full or partial release of the liability of any Other Loan Party or of any other Person now or hereafter liable, directly or indirectly, jointly, severally or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof; or
(xvi)    any other act or omission to act or delay of any kind by any Loan Party, the Administrative Agent or any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Canadian Guarantor’s obligations hereunder.
Section 1.03    Payments.
(a)    Payments to be Made Upon Default. If any Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if any Default or Event of Default specified in Section 8.01(f) or (g) of the Credit Agreement occurs with respect to any Loan Party, the Canadian Guarantors shall, forthwith on demand of the Administrative Agent, pay the aggregate amount of all Guaranteed Obligations due and owing to the Administrative Agent.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Canadian Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes on the basis set forth in Section 3.01 of the Credit Agreement. If at any time any applicable Law requires any Canadian Guarantor to make any such deduction or withholding from any such payment, the sum due from such Guarantor with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the applicable Secured Party receives a net sum equal to the sum which it would have received had no deduction or withholding been required.
(c)    Application of Payments.
(i)    Priority of Distributions. After the exercise of remedies provided for in Section 8.02 of the Credit Agreement, all payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.03 of the Credit Agreement.
(ii)    Distributions with Respect to Letters of Credit. Each of the Canadian Guarantors and the Secured Parties agrees and acknowledges that, on the Maturity Date, while an Event of Default exists or as provided in Section 2.04 of the Credit Agreement, if (after all outstanding Revolving Credit Loans and L/C Obligations have been paid in full) the Revolving Credit Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the U.S. L/C Cash Collateral Account (as defined in the U.S. Security Agreement) or the Canadian L/C Cash Collateral Account (as defined in the

Canadian Security Agreement), as applicable, as cash security for the repayment of Guaranteed Obligations owing to the Revolving Credit Lenders as such. Upon termination of all outstanding Letters of Credit and payment in full of all L/C Obligations, all of such cash security shall be applied to the remaining Guaranteed Obligations of the Revolving Credit Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the U.S. L/C Cash Collateral Account or the Canadian Cash Collateral Account, as applicable, and distributed in accordance with Section 1.03(c)(i) hereof.
(d)    Foreign Currency. If any claim arising under or related to this Agreement is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated in accordance with Sections 1.07 and 10.19 of the Credit Agreement. Each Canadian Guarantor shall indemnify the Administrative Agent and hold the Administrative Agent harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by such Canadian Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.
(e)    Interest. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 days) and divided by the number of days in the shorter period (360 days, in the example).
(b)    Any provision of this Agreement that would oblige a Canadian Guarantor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Guarantor, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(c)    If any provision of this Agreement would oblige a Canadian Guarantor to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
Section 1.04    Discharge; Reinstatement in Certain Circumstances.
Each Canadian Guarantor’s obligations hereunder shall remain in full force and effect until the latest to occur of (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding), whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all indebtedness outstanding under each Facility and termination of all commitments to lend or otherwise extend credit to the Loan Parties under the Finance Documents, (ii) payment in full in cash of all other Guaranteed Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including reasonable and documented legal fees and other out-of-pocket expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding, in each case, due in accordance with the Finance Documents, but excluding contingent indemnification obligations), (iii) termination, cancellation or cash collateralization (in an amount required by the Credit Agreement) of, all Letters of Credit issued or deemed issued under the Loan Documents, (iv) termination or cash collateralization (in an amount required by the Credit Agreement) of all Secured Hedge Agreements, unless other arrangements reasonably satisfactory to the applicable Hedge Bank have been made with respect to such Secured Hedge Agreements and (v) termination or cash collateralization (in an amount required by the Credit Agreement) of all Secured Cash Management Agreements, unless other arrangements reasonably satisfactory to the applicable Cash Management Bank have been made with respect to such Cash Management Agreements (the occurrence of all of the foregoing being referred to herein as the “Discharge of Finance Obligations”). No payment or payments made by any Other Loan Party or any other Person or received or collected by any Secured Party from any Other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Canadian Guarantor hereunder, it being understood that each Canadian Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Discharge of Finance Obligations. If at any time any payment by any Other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Other Loan Party or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, such Other Loan Party or other Person or a substantial portion of its respective property or otherwise, each Canadian Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Canadian Guarantor party hereto agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each such Canadian Guarantor’s liability hereunder. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or whether other satisfactory arrangements have been made with respect to Guaranteed Obligations arising under Canadian Secured Cash Management Agreements and Canadian Secured Hedge Agreements unless the Administrative Agent has received prior written notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Canadian Cash Management Bank or Canadian Hedge Bank, as the case may be.
Section 1.05    Security for Guarantee.
Each Canadian Guarantor party hereto authorizes the Collateral Agent in accordance with the terms and subject to the conditions set forth in the Collateral Documents, (i) to take and hold security consisting of Collateral for the payment of the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (ii) to apply such security and direct the order or manner of sale thereof as the Collateral Agent in its sole discretion may determine and (iii) to release or substitute any one or more endorsees, other Canadian Guarantors or Other Loan Parties, in each case, as set forth in any Loan Document. The Collateral Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Collateral Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against any Loan Party, or any security, without affecting or impairing in any way the liability of any Canadian Guarantor hereunder.
Section 1.06    Agreement to Pay; Subordination of Subrogation Claims.
In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Secured Party has at law or in equity against any Canadian Guarantor by virtue hereof, upon the failure of any Other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Canadian Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Canadian Guarantor of any sums to the Administrative Agent or any other Secured Party as provided above, all rights of such Canadian Guarantor against any Other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any Canadian Guarantor, any rights of such Canadian Guarantor arising under Article II of this Agreement) in all respects be postponed and deferred, and be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations, until the Discharge of Finance Obligations. No failure on the part of any Other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Canadian Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to any Canadian Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be turned over to the Administrative Agent (duly endorsed by such Canadian Guarantor to the Administrative Agent, if required) to be credited against the payment of the

Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Finance Documents.
Section 1.07    Stay of Acceleration.
If acceleration of the time for payment of any amount payable by any Other Loan Party under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of such Other Loan Party, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Canadian Guarantors hereunder, jointly and severally, forthwith on demand by the Administrative Agent, or, following payment in full of the Senior Credit Obligations and the termination of the Revolving Credit Commitments, the holders of more than 50% the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements, in the manner provided herein.
Section 1.08    No Set-Off.
No act or omission of any kind or at any time on the part of any Secured Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Secured Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any Canadian Guarantor has or may have against any Other Loan Party or any Secured Party shall be available against the Administrative Agent or any other Secured Party in any suit or action brought by the Administrative Agent or any other Secured Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Canadian Guarantor of any such claim by separate suit or compulsory counterclaim. Except as otherwise provided herein, nothing in this Agreement shall be construed as a waiver by any Canadian Guarantor of any rights or claims which it may have against any Secured Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Secured Party separately, it being the intent of this Agreement that each Canadian Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Secured Party.
ARTICLE II
SECURITY INTERESTS
Section 2.01    Indemnity and Subrogation.
In addition to all rights of indemnity and subrogation as the Canadian Guarantors may have under applicable Law (but subject to Section 1.06 above), each Canadian Guarantor (collectively, “Indemnifying Affiliates”) agrees that (i) if a payment shall be made by any Canadian Guarantor (an “Indemnified Guarantor”) under this Agreement in respect of the Guaranteed Obligations of an Indemnifying Affiliate, such Indemnifying Affiliate shall indemnify the Indemnified Guarantor for the full amount of such payment and such Indemnifying Affiliate shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) if any assets of any Indemnified Guarantor shall be sold pursuant to any Finance Document to satisfy a claim of any Secured Party in respect of Guaranteed Obligations of an Indemnifying Affiliate, the Indemnifying Affiliate shall indemnify such Indemnified Guarantor in an amount equal to the fair market value on the date of such sale of the assets so sold.
Section 2.02    Contribution and Subrogation.
Each Canadian Guarantor (a “Contributing Guarantor”) agrees (subject to Section 1.06 above) that, if a payment shall be made by any other Canadian Guarantor under this Agreement or assets of any other Canadian Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Secured Party and such other Canadian Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Indemnifying Affiliates as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the fair market value of such assets on the date of the sale, as the case may be, in each case multiplied by a fraction, the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the Canadian Guarantors on such date (or, in the case of any Canadian Guarantor becoming a party hereto pursuant to Section 5.10, the date of the Accession Agreement executed and delivered by such Canadian Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor as an Indemnified Guarantor under Section 2.01 to the extent of such payment, in each case subject to the provisions of Section 1.06.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.01    Representations and Warranties; Certain Agreements.
Each Canadian Guarantor hereby represents, warrants and covenants as follows:
(a)    All representations and warranties contained in the Credit Agreement that relate to such Canadian Guarantor are true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or “Material Adverse Effect”, in all respects).
(b)    Such Canadian Guarantor agrees to comply with each of the covenants contained in the Credit Agreement and the other Loan Documents that relate to such Canadian Guarantor.
Section 3.02    Information.
Each of the Canadian Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Other Loan Parties and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Canadian Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or any other Secured Party will have any duty to advise any of the Canadian Guarantors of information known to it or any of them regarding such circumstances or risks.
Section 3.03    Subordination by Canadian Guarantors.
In addition to the terms of subordination provided for under Section 1.06, each Canadian Guarantor hereby subordinates in right of payment all Indebtedness of the Other Loan Parties owing to it, whether originally contracted with such Canadian Guarantor or acquired by such Canadian Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), fees, reasonable, documented, out-of-pocket expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.
ARTICLE IV
SET-OFF
Section 4.01    Right of Set-Off.
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each Secured Party is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held by or owing to such Secured Party (including, without limitation, branches, agencies or Affiliates of such Secured Party wherever located) to or for the credit or account of any Canadian Guarantor against obligations and liabilities of such Canadian Guarantor then due to the Secured Parties hereunder, under the other Finance Documents or otherwise, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Secured Party subsequent thereto.
ARTICLE V
MISCELLANEOUS
Section 5.01    Notices.
(a)    Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any Canadian Guarantor, as specified in or pursuant to Section 10.02 of the Credit Agreement; (ii) in the case of the Administrative Agent, the Collateral Agent or any Revolving Credit Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of any Hedge Bank, as set forth in any applicable Secured Hedge Agreement; (iv) in the case of any Cash Management Bank as set forth in any applicable Secured Cash Management Agreement; (v) in the case of any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and each other party hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Revolving Credit Lender or L/C Issuer if such Revolving Credit Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 5.02    Benefits of Agreement.
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Canadian Guarantors may assign or transfer any of its interests and obligations without prior written consent of the Administrative Agent (and any such purported assignment or transfer without such consent shall be void); provided further that the rights of each Revolving Credit Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.06 of the Credit Agreement. Upon the assignment by any Senior Credit Party of all or any portion of its rights and obligations under the Credit Agreement pursuant to the terms thereof (including all or any portion of its Revolving Credit Commitments and the Revolving Credit Loans owing to it) or any other Loan Document to any other Person, such other Person shall thereupon become vested with all the benefits and responsibilities in respect thereof granted to such transferor or assignor herein or otherwise.
Section 5.03    No Waivers; Non-Exclusive Remedies.
No failure or delay on the part of any Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.
Section 5.04    Enforcement.
The Secured Parties agree that (a) this Agreement may be enforced only by (i) the action of the Administrative Agent (who may be acting upon the instructions of the Required Revolving Lenders if required under the Loan Documents), or (ii) after the date on which all of the Senior Credit Obligations have been paid in full and all Revolving Credit Commitments have been terminated, the holders of more than 50% of the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements and (b) no other Secured Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the holders of more than 50% of the outstanding obligations under all Secured Cash Management Agreements and Secured Hedge Agreements, as the case may be as provided above, for the benefit of the Secured Parties upon the terms of this Agreement.
Section 5.05    Amendments and Waivers.
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Canadian Guarantor directly or indirectly affected by such amendment or waiver (it being understood that the addition or release of any Canadian Guarantor hereunder shall not constitute an amendment or waiver affecting any Canadian Guarantor other than the Canadian Guarantor so added or released) and either (i) at all times prior to the time at which all Senior Credit Obligations have been paid in full and all Revolving Credit Commitments have been terminated, the Administrative Agent (with the consent of the Required Lenders or, to the extent required by Section 10.01 of the Credit Agreement, such other portion of the Revolving Credit Lenders as may be specified therein) or (ii) at all times after the Senior Credit Obligations have been paid in full and all Revolving Credit Commitments have been terminated, the holders of more than 50% of the obligations under all Secured Hedge Agreements and Secured Cash Management Agreements.
Section 5.06    Governing Law; Submission to Jurisdiction.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of British Columbia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court or to the fullest extent permitted by applicable Law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding arising out of or relating to this Agreement brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.
Section 5.07    Limitation of Law; Severability.
(a)    All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.
(b)    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 5.08    Counterparts; Integration; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Finance Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective with respect to each Canadian Guarantor when the Administrative Agent shall have received counterparts hereof signed by itself and such Canadian Guarantor. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the Canadian Guarantors and the Administrative Agent.

Section 5.09    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
Section 5.10    Additional Canadian Guarantors.
It is understood and agreed that any Subsidiary of the Parent Borrower that is required by the Credit Agreement to execute an Accession Agreement and counterpart of this Agreement after the date hereof shall, upon due execution and delivery of such Accession Agreement and counterpart of this Agreement to the Administrative Agent, become a Canadian Guarantor hereunder with the same force and effect as if originally named as a Canadian Guarantor hereunder. The execution and delivery of any such instrument shall not require the consent of any other Canadian Guarantor or other parties hereunder except for the Administrative Agent. The rights and obligations of each Canadian Guarantor or other party hereunder shall remain in full force and effect notwithstanding the addition of any new Canadian Guarantor as a party to this Agreement.
Section 5.11    Termination; Release of Canadian Guarantors.
(a)    Termination. Upon the Discharge of Finance Obligations, this Agreement shall, subject to Section 1.04 hereof, automatically terminate and have no further force or effect, at which time the Administrative Agent shall promptly execute and deliver to any Canadian Guarantor, at such Guarantor’s expense, all documents that such Canadian Guarantor may reasonably request to evidence such termination.
(b)    Release of Canadian Guarantors. If all of the capital stock of one or more of the Canadian Guarantors is sold or otherwise disposed of to a Person other than the Parent Borrower or its Subsidiaries or is liquidated, in each case in compliance with the requirements of Section 7.04 or 7.05 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all or such other portion of the Revolving Credit Lenders, if required by Section 10.01 of the Credit Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Canadian Guarantor or Canadian Guarantors shall be released from this Agreement, and this Agreement shall, as to each such Canadian Guarantor or Canadian Guarantors, automatically terminate and have no further force or effect (it being understood and agreed that the sale in compliance with Section 7.04 or 7.05 of the Credit Agreement of one or more Persons that own, directly or indirectly, all of the capital stock of any Canadian Guarantor to a Person other than the Parent Borrower or its Subsidiaries shall be deemed to be a sale of such Canadian Guarantor for purposes of this Section 5.11(b)), at which time the Administrative Agent shall promptly execute and deliver to any Canadian Guarantor, at such Guarantor’s expense, all documents that such Canadian Guarantor may reasonably request to evidence such termination.

Section 5.12    Conflict.
To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.
Section 5.13    Amendment and Restatement.
(a)    The Parent Borrower hereby acknowledges, confirms and agrees that, immediately prior to giving effect to this Agreement, (i) the Existing Guarantee is in full force and effect as of the date hereof, and (ii) the agreements and obligations of the Parent Borrower contained in the Existing Guarantee constitute the legal, valid and binding obligations of the Parent Borrower against it in accordance with its terms and the Parent Borrower has no valid defense to the enforcement of such obligations.
(b)    As of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Guarantee are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the indebtedness and other obligations and liabilities of such Canadian Guarantors evidenced by or arising under the Existing Guarantee, and the liens securing such indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CANADIAN GUARANTORS:
MASONITE INTERNATIONAL CORPORATION

Per:    /s/ Rose M. Murphy
Name: Rose M. Murphy
Title: Vice President and Assistant Corporate Secretary

Agreed to and Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

Per:    /s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President